Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SB/RH Holdings, LLC:

We consent to the use of our report dated November 21, 2014, with respect to the consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2014, and the related financial statement schedule II, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

September 21, 2015